Exhibit 99.1
Contact:
Bob Newell
Vice President, Finance and Chief Financial Officer
(650) 331-7133
investors@cardica.com
CARDICA ANNOUNCES FISCAL 2011 SECOND QUARTER FINANCIAL RESULTS
REDWOOD CITY, Calif. — January 27, 2011 — Cardica, Inc. (Nasdaq: CRDC) today announced financial results for its fiscal second quarter and six-months ended December 31, 2010. Cardica’s management will host a conference call at 4:30 p.m. Eastern Time today to discuss the financial results and provide an update on the company’s business.
“We continue to advance development of our line of microcutter true multi-fire endoscopic staplers, making progress in finalizing our initial devices while at the same time continuing our product development efforts for an expanded product line. Based on our product attributes and surgeon requirements, we believe our microcutter technology platform can be the basis for devices that address the vast majority of endoscopic surgical procedures requiring cutting and stapling, which includes more than two million procedures in the U.S. alone,” said Bernard A. Hausen, M.D., Ph.D., president and chief executive officer of Cardica. “Importantly, we continue to receive positive feedback from key opinion leaders indicating a demand for our proposed microcutter products, which, in addition to eliminating cartridge reloads, have a smaller shaft diameter and greater end effector articulation than staplers available today. We anticipate receiving the CE Mark and completing first-in-man use of our initial microcutter product in Europe in the current quarter.”
“In addition, our cardiac surgery business has continued to generate revenue at a rate of approximately $4 million per year, for a consistent contribution to overhead,” continued Dr. Hausen.
Recent Highlights and Accomplishments
•	Completed tooling of the Microcutter XPRESS 30™ (formerly referred to as the Cardica Microcutter ES8);
•	Launched tooling of the Microcutter XPRESS 45™ (formerly referred to as the Cardica Microcutter ES8) and XCHANGE 30™ (formerly referred to as the Cardica Microcutter MES5);
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Initiated development of the Microcutter FLEXCHANGE 30™, a planned device with a flexible shaft to facilitate endoscopic procedures requiring cutting and stapling, and the Microcutter XPRESS 60™, a planned cutting and stapling device specifically designed for the bariatric and thoracic surgery markets;

•	Increased cumulative worldwide shipments of PAS-Port® Proximal Anastomosis Systems to over 21,800 units, with 1,142 units shipped in the fiscal 2011 second quarter;
•	Increased cumulative worldwide shipments of C-Port® Distal Anastomosis Systems to over 11,500 units, with 478 units shipped in the fiscal 2011 second quarter; and,
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Entered into a common stock purchase agreement with Aspire Capital Fund, LLC, which provides that Aspire Capital is committed to purchase up to $10 million of the company’s common stock at Cardica’s option over the next two years upon the terms and subject to the conditions set forth in the agreement.

Fiscal 2011 Second Quarter and Six Months Ended December 31, 2010 Financial Results
Total product sales were approximately $1.1 million for the fiscal 2011 second quarter compared to $1.0 million for the same period of fiscal 2010. Total net revenue was approximately $1.2 million for the fiscal 2011 second quarter compared to $1.1 million for the fiscal 2010 second quarter. Cost of product sales was approximately $1.0 million for the fiscal 2011 second quarter compared to $0.7 million in the same period of fiscal 2010.

Research and development expenses were approximately $2.0 million for the fiscal 2011 second quarter compared to $1.2 million for the fiscal 2010 second quarter. Selling, general and administrative expenses for the fiscal 2011 second quarter were approximately $1.6 million compared to $1.4 million for the comparable quarter of fiscal 2010.
The net loss for the fiscal 2011 second quarter was approximately $3.3 million, or $0.13 per diluted share, compared to a net loss of approximately $2.2 million, or $0.09 per diluted share, for the fiscal 2010 second quarter.
Total product sales were approximately $2.1 million for the six months ended December 31, 2010 compared to $1.8 million for the same period of fiscal 2010. Total net revenue for the six months ended December 31, 2010 was approximately $11.2 million compared to approximately $2.0 million for the same period of fiscal 2010. Total net revenue for the fiscal 2011 six month period included $9.1 million related to a license agreement with Intuitive Surgical for a royalty-bearing license to Cardica’s stapling, cutting and clip appliers for the field of robotics. Total operating costs and expenses for the six months ended December 31, 2010 were approximately $8.4 million compared to $6.9 million for the six months ended December 31, 2009. Net income for the first six months of fiscal 2011 was approximately $2.9 million, or $0.11 per diluted share, compared to a net loss of $4.9 million for the first six months of fiscal 2010, or $0.25 per diluted share.
Cash and cash equivalents at December 31, 2010 were approximately $12.6 million compared to $14.9 million at September 30, 3010 and $6.6 million at June 30, 2010. As of December 31, 2010, there were approximately 25.7 million shares of common stock outstanding.
Conference Call Details
To access the live conference call today at 4:30 p.m. Eastern Time via phone, please dial 866-783-2138 from the United States and Canada or 857-350-1597 internationally. The conference ID is 48374794. Please dial in approximately 10 minutes prior to the start of the call. A telephone replay will be available beginning approximately two hours after the call through February 3, 2011, and may be accessed by dialing 888-286-8010 from the United States and Canada or 617-801-6888 internationally. The replay passcode is 77283194.
To access the live and subsequently archived webcast of the conference call, go to the Investor Relations section of the company’s website at www.cardica.com. Please connect to the website at least 15 minutes prior to the presentation to allow for any necessary software downloads.
The webcast is also being distributed through the Thomson StreetEvents Network. Individual investors can listen to the call at www.earnings.com, Thomson’s individual investor portal, powered by StreetEvents. Institutional investors can access the call via Thomson StreetEvents at www.streetevents.com, a password-protected event management site.
About Cardica
Cardica designs and manufactures proprietary stapling and anastomotic devices for cardiac and endoscopic surgical procedures. Cardica’s technology portfolio is intended to minimize operating time and enable minimally-invasive and robot-assisted surgeries. Cardica manufactures and markets its automated anastomosis systems, the C-Port® Distal Anastomosis Systems and PAS-Port® Proximal Anastomosis System, for coronary artery bypass graft (CABG) surgery and has shipped over 33,000 units throughout the world. In addition, the company is developing the Cardica Microcutter XPRESS 30™, a true multi-fire endoscopic stapling device designed to be used in a variety of procedures, including bariatric, thoracic and general surgery. The Cardica Microcutter XPRESS 30 requires regulatory clearance through the 510(k) or other process with the U.S. Food & Drug Administration and is not yet commercially available.

Forward-Looking Statements
This press release contains “forward-looking” statements, including all statements regarding the future development, potential surgical uses, regulatory approval and first-in-man use of products in Cardica’s proposed microcutter product line, including the Cardica Microcutter XPRESS 30 and Cardica’s expectations regarding future sales of its automated anastomosis products. Any statements contained in this press release that are not historical facts may be deemed to be forward-looking statements. The words “progress,” “believe,” “can,” “proposed,” “anticipate” and similar expressions are intended to identify forward-looking statements. There are a number of important factors that could cause Cardica’s results to differ materially from those indicated by these forward-looking statements, including that Cardica may not be successful in its efforts to develop the Cardica Microcutter XPRES 30 or any other microcutter products and to expand its product portfolio; that the Microcutter XPRESS 30 may not be subject to a 510(k) rather than longer Premarket Approval application process or otherwise may not obtain U.S. regulatory approval or CE Mark on Cardica’s anticipated timeline, if at all; that Cardica’s current and any future products may never gain any significant degree of market acceptance; that any future Cardica products face development, regulatory, reimbursement and manufacturing risks; that Cardica’s intellectual property rights may not provide adequate protection; that Cardica’s sales, marketing and distribution strategy and capabilities may not be sufficient or successful; and that general business and economic conditions may impair Cardica’s ability to market and develop products, as well as other risks detailed from time to time in Cardica’s reports filed with the U.S. Securities and Exchange Commission, including its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2010. Cardica expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein. You are encouraged to read Cardica’s reports filed with the U.S. Securities and Exchange Commission, available at www.sec.gov.
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Cardica, Inc.
Statements of Operations
(amounts in thousands except per share amounts)

	Three months ended		Six months ended
	December 31,		December 31,
	2010	2009	2010	2009
	(unaudited)		(unaudited)
Revenue
Product sales, net	$1,094	$1,023	$2,089	$1,840
License and development revenue	84	19	9,109	124
Royalty revenue	16	22	38	47

Total	1,194	1,064	11,236	2,011

Operating costs and expenses
Cost of product sales	961	699	1,905	1,539
Research and development	1,972	1,221	3,347	2,364
Selling, general and administrative	1,611	1,361	3,106	2,965

Total operating costs and expenses	4,544	3,281	8,358	6,868

Income (loss) from operations	(3,350)	(2,217)	2,878	(4,857)
Interest and other income	17	21	23	27
Interest expense	—	(30)	(11)	(60)

Net income (loss)	$(3,333)	$(2,226)	$2,890	$(4,890)

Basic net income (loss) per share	$(0.13)	$(0.09)	$0.12	$(0.25)

Diluted net income (loss) per share	$(0.13)	$(0.09)	$0.11	$(0.25)

Shares used in computing net income (loss) per share
Basic	25,396	23,947	25,009	19,874

Diluted	25,396	23,947	27,183	19,874

Balance Sheets
(amounts in thousands)

	December 31,	June 30,
	2010	2010
	(unaudited)
Assets
Cash and cash equivalents	$12,593	$6,561
Accounts receivable	444	376
Inventories	655	1,131
Other assets	2,411	1,723

Total assets	$16,103	$9,791

Liabilities and stockholders’ equity
Accounts payable and other liabilities	$1,881	$1,511
Short term debt	—	1,400
Deferred revenue	1,282	403
Total stockholders’ equity	12,940	6,477

Total liabilities and stockholders’ equity	$16,103	$9,791